UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM S-8
REGISTRATION STATEMENT
FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: December 19, 2003
__________________________________________

Com-Guard.com, Inc.
( Exact name of registrant as specified in its charter)

Nevada	33-0879853
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2004 STOCK INCENTIVE PLAN
__________________________________________________________
(Full Title of Plan)

2075 Corte del Norte, Suite R
San Diego, California 92009
________________________________________________
(Address of principal executive offices)

Laughlin Associates, Inc.
2533 N. Carson Street, Carson City, Nevada 89706
(Name and Address of Agent for Service)

(800) 648-0966
(Telephone number, including area code of agent for service)

WITH A COPY TO:
The Baum Law Firm
Post Office Box 1688
Solana Beach, California 92075
858-523-1112

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.001 par value)	5,000,000	$.22	$1,100,000	$88.99
(1)

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.22 which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant’s common stock on the three days preceding December 18, 2003, as reported on the Over-the-Counter Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 3. Incorporation of Documents by Reference

The Company's Annual Report on Form 10-KSB for the year ended June 30, 2003 and the Form 10-QSB for fiscal quarter ended September 30, 2003.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers:

Nevada Revised Statutes 78.751 and 78.752 (the Statutes) provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the Statutes.

Article V of the Company’s By-Laws provides the corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation’s request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

5.1    Opinion of Mark L. Baum, Esq. regarding the legality of the securities registered hereunder

23.1  Consent of Weinberg & Company, P.A., Certified Public Accountants

23.2  Consent of Counsel (included as part of Exhibit 5.1)

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of San Diego, California, on December 18, 2003.

COM-GUARD.COM, INC.
By: Edward Savarese
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward W. Savarese	Chairman of the Board, Chief Executive Officer (Principal Financial and Accounting Officer)	December 18, 2003
/s/ Joseph Sigismonti	President and Director	December 18, 2003
/s/ Gerry B. Berg	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 18, 2003
/s/ Irwin Roth	Director	December 18, 2003
/s/ Noland Bushnell	Director	December 18, 2003
/s/ Edward H. Currie	Director	December 18, 2003

INDEX TO EXHIBITS

Sequentially Exhibit Number	Description
5.1	Opinion of Mark L. Baum, Esq. regarding legality of the securities registered hereunder
23.1	Consent of Weinberg & Company, P.A. Certified Public Accountants
23.2	Consent of Counsel (included as part of Exhibit 5.1)

Exhibit 5.1
Consent of Counsel

Com-Guard.com, Inc.
Edward Savarese
Chairman of the Board

Re: Legal Opinion for S-8 Registration Statement

Dear Mr. Savarese:

At your request, I have examined the form of Registration Statement which Com-Guard.com, Inc. ("Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your Common Stock (the "Stock") issuable pursuant to satisfaction of conditions set forth in the 2004 STOCK INCENTIVE PLAN of the Company (the "Plan").

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

1.    Certificate of Incorporation of the Company, as amended to date;

2.    Bylaws of the Company, as amended to date;

3.    Resolutions adopted by the Board of Directors of the Company authorizing entry into the 2004 STOCK INCENTIVE PLAN;

4.    The Registration Statement;

5.    The 2004 STOCK INCENTIVE PLAN which the shares are being registered in the Registration Statement.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is my opinion that: (i) the Stock to be issued under the 2004 STOCK INCENTIVE PLAN, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of necessary documents in accordance with the 2004 STOCK INCENTIVE PLAN as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable; and (ii) no consent, approval, order or authorization of any regulatory board, agency, or instrumentality having jurisdiction over the Company or its properties (other than registration under the Act or qualification under state securities or Blue Sky laws or clearance from the NASD) is required for the valid authorization, issuance and delivery of the Stock, or, if required, it has been obtained and is in full force and effect.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock delivered upon fulfillment of the Stock Incentive Plan is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Lastly, I do not express an opinion as to whether any parties who may be issued shares under the Plan are: (1) natural persons, (2) engaged in raising monies for the Company, and (3) creating or maintaining a market for the Company's securities.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,

/s/ Mark L. Baum
Mark L. Baum

Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Com-Guard.com, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated September 23, 2003, relating to the financial statements of Com-Guard.com, Inc. which appears in the Com-Guard.com, Inc. Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed with the Securities and Exchange Commission on October 8, 2003.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
December 10, 2003